Pricing Supplement dated May 3, 2023	Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-265158

$27,500,000 Barclays Bank PLC Trigger Callable Yield Notes

Linked to the lesser performing of the Invesco QQQ TrustSM, Series 1 and the Russell 2000® Value Index due July 26, 2024

Investment Description

The Trigger Callable Yield Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the lesser performing of the Invesco QQQ TrustSM, Series 1 (the “Fund”) and the Russell 2000® Value Index (the “Index”) (each of the Fund and the Index, an “Underlying” and together, the “Underlyings”). On a monthly basis, unless the Notes have been previously called, the Issuer will pay you a coupon (the “Monthly Coupon”) on each Coupon Payment Date regardless of the performance of either Underlying. The Issuer may, at its election, call the Notes on any monthly Optional Call Notice Date, beginning on August 3, 2023, regardless of the Closing Value of either Underlying on that Optional Call Notice Date. If the Issuer elects to call the Notes prior to maturity, the Issuer will pay the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes. If the Issuer does not elect to call the Notes prior to maturity and the Closing Value of each Underlying on the Final Valuation Date (the “Final Underlying Value”) is greater than or equal to its specified Downside Threshold, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the final Monthly Coupon. However, if the Final Underlying Value of either Underlying is less than its Downside Threshold, at maturity, the Issuer will pay the final Monthly Coupon, but will repay less than the principal amount, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Underlying with the lower Underlying Return (the “Lesser Performing Underlying”). In this case, you will have full downside exposure to the Lesser Performing Underlying from its Initial Underlying Value to its Final Underlying Value, and could lose all of your principal. Investing in the Notes involves significant risks. You may lose a significant portion or all of your principal. You will be exposed to the market risk of each Underlying on the Final Valuation Date and any decline in the value of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the value of the other Underlying. The Final Underlying Value of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to the Monthly Coupons paid on the Notes until maturity or earlier call, and you will not participate in any appreciation of either Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑  Monthly Coupon: Unless the Notes have been previously called, the Issuer will pay you a Monthly Coupon on each Coupon Payment Date regardless of the performance of either Underlying. In exchange for the opportunity to receive the Monthly Coupon payments, you are accepting the risk of losing some or all of your principal amount and the credit risk of the Barclays Bank PLC for all payments under the Notes.

❑  Issuer Call: The Issuer may, at its election and upon written notice to the trustee, call the Notes on any monthly Optional Call Notice Date, beginning on August 3, 2023, regardless of the Closing Value of either Underlying on that Optional Call Notice Date. If the Notes are called, the Issuer will pay the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

❑  Downside Exposure with Contingent Repayment of Principal at Maturity: If the Notes are not called and the Final Underlying Value of each Underlying is greater than or equal to its Downside Threshold, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the final Monthly Coupon. However, if the Final Underlying Value of either Underlying is less than its Downside Threshold, at maturity, the Issuer will pay the final Monthly Coupon, but will repay less than your principal amount, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Lesser Performing Underlying. The Final Underlying Value of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

	Trade Date:	May 3, 2023
	Settlement Date:	May 8, 2023
	Coupon Payment Dates:	Monthly
	Optional Call Notice Dates:	Monthly, commencing August 3, 2023 (see page PS-6)
	Final Valuation Date:	July 23, 2024
	Maturity Date:	July 26, 2024
[1] With respect to each Underlying, the Initial Underlying Value is the Closing Value of that Underlying on May 2, 2023 and is not the Closing Value of that Underlying on the Trade Date. In addition, the Optional Call Notice Dates, the Final Valuation Date, the Coupon Payment Dates and the Maturity Date are subject to postponement. See “Final Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE LESSER PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-8 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-9 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING AND TO THE EXCLUSION OF ANY OTHER TERM OF THE NOTES OR ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OR BENEFICIAL OWNER OF THE NOTES, BY ACQUIRING THE NOTES, EACH HOLDER AND BENEFICIAL OWNER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Trigger Callable Yield Notes linked to the lesser performing of the Invesco QQQ TrustSM, Series 1 and the Russell 2000® Value Index. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying	Coupon Rate	Initial Underlying Value*	Downside Threshold**	CUSIP/ ISIN
Invesco QQQ TrustSM, Series 1 (QQQ)	9.85% per annum	$319.38	$223.57, which is 70.00% of the Initial Underlying Value	06748G710 / US06748G7108
Russell 2000® Value Index (RUJ)		1,952.698	1,366.889, which is 70.00% of the Initial Underlying Value

* With respect to each Underlying, the Initial Underlying Value is the Closing Value of that Underlying on May 2, 2023 and is not the Closing Value of that Underlying on the Trade Date.

** Rounded to two decimal places for the Invesco QQQ TrustSM, Series 1 and rounded to three decimal places for the Russell 2000® Value Index

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022, the underlying supplement dated June 27, 2022 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$10.00	$0.10	$9.90
Total	$27,500,000	$275,000	$27,225,000

1 Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is $9.857 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the underlying supplement dated June 27, 2022. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms set forth in this pricing supplement differ from those set forth in the prospectus, prospectus supplement or underlying supplement, the terms set forth herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated May 23, 2022: http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

♦	Prospectus supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

♦	Underlying supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Notes” refers to the Trigger Callable Yield Notes that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-8 of this pricing supplement.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks— Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

♦	You can tolerate a loss of a significant portion or all of your principal amount and are willing to make an investment that may have the full downside market risk of an investment in the Lesser Performing Underlying.

♦	You are willing and able to accept the individual market risk of each Underlying on the Final Valuation Date and understand that any decline in the value of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the value of the other Underlying.

♦	You believe the Final Underlying Value of each Underlying is not likely to be less than its Downside Threshold and, if the Final Underlying Value of either Underlying is less than its Downside Threshold, you can tolerate a loss of a significant portion or all of your principal amount.

♦	You understand and accept that you will not participate in any appreciation of either Underlying, which may be significant, and that your return potential on the Notes is limited to the Monthly Coupons paid on the Notes until maturity or earlier call.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the values of the Underlyings.

♦	You are willing and able to hold Notes that the Issuer may elect to call on any monthly Optional Call Notice Date, beginning on August 3, 2023, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦	You are willing to forgo any dividends paid on the Fund, the component securities held by the Fund or the securities composing the Index.

♦	You understand and are willing to accept the risks associated with each Underlying.

♦	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

♦	You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of a significant portion or all of your principal amount or you are not willing to make an investment that may have the full downside market risk of an investment in the Lesser Performing Underlying.

♦	You are unwilling or unable to accept the individual market risk of each Underlying on the Final Valuation Date or do not understand that any decline in the value of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the value of the other Underlying.

♦	You believe the Final Underlying Value of either Underlying is likely to be less than its Downside Threshold, which could result in a total loss of your principal amount.

♦	You seek an investment that participates in the full appreciation of either or both of the Underlyings and whose return is not limited to the Monthly Coupons paid on the Notes until maturity or earlier call.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the values of the Underlyings.

♦	You are unable or unwilling to hold Notes that the Issuer may elect to call on any monthly Optional Call Notice Date, beginning on August 3, 2023, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦	You prefer to receive any dividends paid on the Fund, the component securities held by the Fund or the securities composing the Index.

♦	You do not understand or are not willing to accept the risks associated with each Underlying.

♦	You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-8 of this pricing supplement and the “Risk Factors” beginning on page S-9 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Underlyings, please see the sections titled “Invesco QQQ TrustSM, Series 1” and “Russell 2000® Value Index” below.

Final Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$10 per Note (subject to minimum investment of 100 Notes)
Term[2,3]:	Approximately 14.5 months, unless called earlier at the election of the Issuer
Reference Assets[3,4]:	The Invesco QQQ TrustSM, Series 1 (the “Fund”) (Bloomberg ticker symbol “QQQ”) and the Russell 2000® Value Index (the “Index”) (Bloomberg ticker symbol “RUJ<Index>”) (each of the Fund and the Index, an “Underlying” and together, the “Underlyings”)
Issuer Call:	The Issuer may elect to call the Notes on any monthly Optional Call Notice Date, beginning on August 3, 2023, regardless of the Closing Value of either Underlying on that Optional Call Notice Date. If the Notes are called, the Issuer will pay the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
Optional Call Notice Dates[2]:	August 3, 2023, September 5, 2023, October 4, 2023, November 2, 2023, November 30, 2023, December 28, 2023, January 31, 2024, February 28, 2024, March 27, 2024, April 29, 2024, May 29, 2024 and June 26, 2024
Call Settlement Dates[2]:	The Coupon Payment Date immediately following the applicable Optional Call Notice Date
Coupon Payment Dates[2]:	June 7, 2023, July 7, 2023, August 7, 2023, September 7, 2023, October 6, 2023, November 6, 2023, December 4, 2023, January 2, 2024, February 2, 2024, March 1, 2024, April 1, 2024, May 1, 2024, May 31, 2024, June 28, 2024 and the Maturity Date
Monthly Coupon:

The Monthly Coupon is a fixed amount payable monthly based on the per annum Coupon Rate, regardless of the performance of either Underlying, subject to an earlier call at the discretion of the Issuer.

The Coupon Rate is 9.85% per annum. Accordingly, the Monthly Coupon payable on each Coupon Payment Date is equal to $0.0821 per Note.

Payment at Maturity (per Note):

If the Issuer does not elect to call the Notes and the Final Underlying Value of each Underlying is greater than or equal to its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date equal to $10 per Note plus the final Monthly Coupon.

If the Issuer does not elect to call the Notes and the Final Underlying Value of either Underlying is less than its Downside Threshold, on the Maturity Date, the Issuer will pay you the final Monthly Coupon, but will repay less than your principal amount, resulting in a percentage loss of principal equal to the negative Underlying Return of the Lesser Performing Underlying. You will receive a cash payment on the Maturity Date per Note, calculated as follows:

[$10 × (1 + Underlying Return of the Lesser Performing Underlying)] + final Monthly Coupon

Accordingly, you may lose a significant portion or all of your principal at maturity, depending on how much the Lesser Performing Underlying declines, regardless of the performance of the other Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:	With respect to each Underlying: Final Underlying Value – Initial Underlying Value Initial Underlying Value
Lesser Performing Underlying:	The Underlying with the lower Underlying Return
Downside Threshold[3]:	With respect to each Underlying, a percentage of the Initial Underlying Value of that Underlying, as specified on the cover of this pricing supplement
Initial Underlying Value[3]:	With respect to each Underlying, the Closing Value of that Underlying on May 2, 2023, as specified on the cover of this pricing supplement. The Initial Underlying Value for each Underlying is not the Closing Value of that Underlying on the Trade Date.
Final Underlying Value[3]:	With respect to each Underlying, the Closing Value of that Underlying on the Final Valuation Date
Closing Value[3,4]:

With respect to the Fund, Closing Value has the meaning of closing price set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.

With respect to the Index, Closing Value has the meaning of closing level set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.

Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	The Final Valuation Date may be postponed if the Final Valuation Date is not a scheduled trading day with respect to either Underlying or if a market disruption event occurs with respect to either Underlying on the Final Valuation Date as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset,” “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. In addition, a Coupon Payment Date, a Call Settlement Date and/or the Maturity Date will be postponed if that day is not a business day or, with respect to the Maturity Date, if the Final Valuation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	If the shares of the Fund are de-listed or if the Fund is liquidated or otherwise terminated, the Calculation Agent may select a successor fund or, if no successor fund is available, may accelerate the Maturity Date. In addition, in the case of certain events related to the Fund, the Calculation Agent may adjust any variable, including but not limited to, the Fund and the Initial Underlying Value, Final Underlying Value, Downside Threshold and Closing Value of the Fund if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the Fund. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

[4]	If the Index is discontinued or if the sponsor of the Index fails to publish the Index, the Calculation Agent may select a successor index or, if no successor index is available, will calculate the value to be used as the Closing Value of the Index. In addition, the Calculation Agent will calculate the value to be used as the Closing Value of the Index in the event of certain changes in or modifications to the Index. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

Investment Timeline

May 2, 2023:	The Closing Value of each Underlying (the Initial Underlying Value) is observed and the Downside Threshold of each Underlying is determined.

Monthly (callable by Issuer at its election beginning on August 3, 2023):

The Issuer will pay you the applicable Monthly Coupon.

The Issuer may, at its election and upon written notice to the trustee, call the Notes on any monthly Optional Call Notice Date, beginning on August 3, 2023, regardless of the Closing Value of either Underlying on that Optional Call Notice Date. If the Issuer elects to call the Notes, the Issuer will pay the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

Maturity Date:

The Final Underlying Value of each Underlying is determined as of the Final Valuation Date.

If the Issuer does not elect to call the Notes and the Final Underlying Value of each Underlying is greater than or equal to its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date equal to $10 per Note plus the final Monthly Coupon.

If the Issuer does not elect to call the Notes and the Final Underlying Value of either Underlying is less than its Downside Threshold, on the Maturity Date, the Issuer will pay you the final Monthly Coupon, but will repay less than your principal amount, resulting in a percentage loss of principal equal to the negative Underlying Return of the Lesser Performing Underlying. You will receive a cash payment on the Maturity Date per Note, calculated as follows:

[$10 × (1 + Underlying Return of the Lesser Performing Underlying)] + final Monthly Coupon

Accordingly, you may lose a significant portion or all of your principal at maturity, depending on how much the Lesser Performing Underlying declines, regardless of the performance of the other Underlying.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your principal amount. You will be exposed to the market risk of each Underlying on the Final Valuation Date and any decline in the value of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the value of the other Underlying. The Final Underlying Value of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to the Monthly Coupons paid on the Notes until maturity or earlier call, and you will not participate in any appreciation of either Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in either or both of the Underlyings, the component securities held by the Fund or the securities composing the Fund’s Underlying Index (as defined under “Invesco QQQ TrustSM, Series 1” below) or the Index. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

♦	You may lose a significant portion or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Issuer does not elect to call the Notes, at maturity, the Issuer will pay you the principal amount of your Notes only if the Final Underlying Value of each Underlying is greater than or equal to its Downside Threshold and will make such payment only at maturity. If the Issuer does not elect to call the Notes and the Final Underlying Value of either Underlying is less than its Downside Threshold, you will receive the final Monthly Coupon, but you will be exposed to the full decline in the Lesser Performing Underlying and the Issuer will repay less than the full principal amount of the Notes at maturity, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Lesser Performing Underlying. Accordingly, you may lose a significant portion or all of your principal.

♦	Your return potential on the Notes is limited to the Monthly Coupons paid on the Notes, and you will not participate in any appreciation of either Underlying — Any positive return on the Notes is limited to the Monthly Coupons that are paid on each Coupon Payment Date until maturity or earlier call, regardless of any appreciation of either Underlying. If the Notes are called at the election of the Issuer, you will not receive Monthly Coupons or any other payment after the applicable Call Settlement Date. Because the Notes could be called as early as approximately three months after the Trade Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the decline in the value of the Lesser Performing Underlying even though you will not participate in any appreciation of either Underlying. As a result, the return on an investment in the Notes could be less than the return on a direct investment in either or both of the Underlyings, the component securities held by the Fund or the securities composing the Underlying Index or the Index.

♦	You are exposed to the market risk of each Underlying with respect to the payment at maturity, if any — Your return on the Notes (other than the Monthly Coupons) is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlying. Poor performance by either Underlying as of the Final Valuation Date may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the value of the other Underlying. If the Notes have not been called prior to maturity and the Final Underlying Value of either Underlying is less than its Downside Threshold, you will be exposed to the full decline in the Lesser Performing Underlying. Accordingly, your investment is subject to the market risk of each Underlying.

♦	Because the Notes are linked to the Lesser Performing Underlying, you are exposed to greater risk of sustaining a significant loss of principal at maturity than if the Notes were linked to a single Underlying — The risk that you will lose a significant portion or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying. With two Underlyings, it is more likely that the Final Underlying Value of either Underlying will be less than its Downside Threshold and, therefore, it is more likely that you will suffer a significant loss of principal at maturity. In addition, the performance of the Underlyings may not be correlated or may be negatively correlated. The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Downside Threshold on the Final Valuation Date. See “Correlation of the Underlyings” below.

It is impossible to predict what the correlation between the Underlyings will be over the term of the Notes. The Underlyings represent different equity markets. The Fund represents 100 of the largest non-financial companies listed on The Nasdaq Stock Market, and the Index represents small-capitalization U.S. companies that exhibit value characteristics.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss of principal at maturity. The correlation referenced in setting the terms of the Notes is calculated using our internal models and is not derived from the returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

♦	If the Issuer does not elect to call the Notes, the payment at maturity, if any, is calculated based solely on the performance of the Lesser Performing Underlying — If the Issuer does not elect to call the Notes pursuant to the Call Feature, the payment at maturity (other than the final Monthly Coupon), if any, will be linked solely to the performance of the Lesser Performing Underlying. As a result, in the event that the Final Underlying Value of the Lesser Performing Underlying is less than its Downside Threshold, the Underlying Return of only the Lesser Performing Underlying will be used to determine the payment at maturity (other than the final Monthly Coupon) on your Notes, and you will not benefit from the performance of the other Underlying, even if the Final Underlying Value of the other Underlying is greater than or equal to its Downside Threshold or Initial Underlying Value.

♦	Call and reinvestment risk — The Issuer may, in its sole discretion, call the Notes on any monthly Optional Call Notice Date, beginning on August 3, 2023, regardless of the Closing Value of either Underlying on that Optional Call Notice Date. If the Issuer elects to call the Notes early, the holding period over which you would receive the per annum Coupon Rate could be as short as approximately three months. In the event the Issuer calls the Notes, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable Coupon Rate for a similar level of risk.

It is more likely that the Issuer will call the Notes at its election prior to maturity to the extent that the Monthly Coupons payable on the Notes are greater than the interest that would be payable on other instruments issued by the Issuer of comparable maturity, terms and credit rating trading in the market. The greater likelihood of the Issuer calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar Coupon Rate. The Issuer is less likely to call the Notes prior to maturity when the Monthly Coupons on the Notes are less than the interest that would be payable on other comparable instruments issued by the Issuer. Therefore, the Notes are more likely to remain outstanding when the Monthly Coupons on the Notes are less than what would be payable on other comparable instruments.

♦	Any payment on the Notes (other than Monthly Coupons) will be determined based on the Closing Values of the Underlyings on the dates specified — Any payment on the Notes (other than Monthly Coupons) will be determined based on the Closing Values of the Underlyings on the dates specified. You will not benefit from any more favorable values of the Underlyings determined at any other time.

♦	Contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your principal amount even if at that time the value of either or both of the Underlyings is greater than or equal to its Downside Threshold.

♦	A higher Coupon Rate and/or a lower Downside Threshold may reflect greater expected volatility of the Underlyings, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the values of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Coupon Rate and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Coupon Rate will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of a significant portion or all of your principal at maturity.

♦	Owning the Notes is not the same as owning the Fund, the component securities held by the Fund or the securities composing the Underlying Index or the Index — The return on your Notes may not reflect the return you would realize if you actually owned the Fund, the component securities held by the Fund or the securities composing the Underlying Index or the Index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Fund, the component securities held by the Fund or the securities composing the Underlying Index or the Index would have.

♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the value of either Underlying will rise or fall. There can be no assurance that the value of either Underlying will not close below its Downside Threshold on the Final Valuation Date. The value of each Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect that Underlying, the component securities held by the Fund or the securities composing the Underlying Index or the Index. You should be willing to accept the downside risks associated with equities in general and each Underlying in particular, and the risk of losing a significant portion or all of your principal amount.

♦	Tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Notes?” on page PS-16 of this pricing supplement.

Risks Relating to the Issuer

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlyings

♦	Certain features of the Fund will impact the value of the Notes — The performance of the Fund will not fully replicate the performance of the Underlying Index, and the Fund may hold securities or other assets not included in the Underlying Index. The value of the Fund is subject to:

o	Management risk. This is the risk that the investment strategy for the Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. The Fund’s investment adviser may have the right to use a portion of the Fund’s assets to invest in shares of equity securities that are not included in the Underlying Index. The Fund is not actively managed, and the Fund’s investment adviser will generally not attempt to take defensive positions in declining markets.

o	Derivatives risk. The Fund may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Fund’s losses may be greater than if the Fund invested only in conventional securities.

o	Transaction costs and fees. Unlike the Underlying Index, the Fund will reflect transaction costs and fees that will reduce its performance relative to the Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, the Fund may diverge significantly from the performance of the Underlying Index due to differences in trading hours between the Fund and the securities composing the Underlying Index or other circumstances. During periods of market volatility, the component securities held by the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of the Fund may vary substantially from the net asset value per share of the Fund. Because the Notes are linked to the performance of the Fund and not the Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Index.

♦	Anti-dilution protection is limited, and the Calculation Agent has discretion to make anti-dilution adjustments — The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of an Underlying. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of an Underlying. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable, on the Notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

♦	Adjustments to the Fund or to the Underlying Index could adversely affect the value of the Notes or result in the Notes being accelerated — The investment adviser to the Fund may add, delete or substitute the component securities held by the Fund or make changes to its investment strategy, and the sponsor of the Underlying Index may add, delete, substitute or adjust the securities composing the Underlying Index or make other methodological changes to the Underlying Index that could affect its performance. In addition, if the shares of the Fund are de-listed or if the Fund is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to that Underlying or, if no successor fund is available, the Maturity Date of the Notes will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of the Fund and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the Notes if they were not accelerated. However, if we elect not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

♦	The Index reflects the price return of the securities composing the Index, not the total return — The return on the Notes is based in part on the performance of the Index, which reflect changes in the market prices of the securities composing the Index. The Index is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the Index. Accordingly, a return on the Notes based on the performance of the Index will not include such a total return feature.

♦	Adjustments to the Index could adversely affect the value of the Notes — The sponsor of the Index may add, delete, substitute or adjust the securities composing the Index or make other methodological changes to the Index that could affect its performance. The Calculation Agent will calculate the value to be used as the Closing Value of the Index in the event of certain material changes in or modifications to the Index. In addition, the sponsor of the Index may also discontinue or suspend calculation or publication of the Index at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the Index or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Value of the Index. Any of these actions could adversely affect the value of the Index and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

♦	There are risks associated with investments in securities linked to the value of non-U.S. equity securities with respect to the Fund — Some of the component securities held by the Fund are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	The Notes are subject to small-capitalization companies risk with respect to the Index — The Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	The investment strategy represented by the Index may not be successful — The Index measures the capitalization weighted price performance of the stocks included in the Russell 2000® Index that are determined by the sponsor of the Index to be value oriented, with lower price-to-book ratios and lower forecasted and historical growth. A “value” investment strategy is premised on the goal of investing in stocks that are determined to be relatively cheap or “undervalued” under the assumption that the value of those stocks will increase over time as the market comes to recognize and reflect the “fair” market value of those stocks. However, stocks that are considered value stocks may fail to appreciate for extended periods of time, and may never realize their full potential value. Moreover, the value characteristics referenced by the Index may not be accurate predictors of undervalued stocks. In addition, the Index’s selection methodology includes a significant bias against stocks with strong growth characteristics, and stocks with strong growth characteristics may outperform stocks with weak growth characteristics. There is no assurance that the Index will outperform any other index or strategy that tracks U.S. stocks selected using other criteria and may underperform the Russell 2000® Index as a whole. It is possible that the stock selection methodology of the Index will adversely affect its return and, consequently, the level of the Index and the value and return of the Notes.

Risks Relating to Conflicts of Interest

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and each Underlying.

♦	Potential Barclays Bank PLC impact on the values of the Underlyings — Trading or transactions by Barclays Bank PLC or its affiliates in the Fund, the component securities held by the Fund or the securities composing the Underlying Index or the Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of either or both Underlyings, the component securities held by the Fund or the securities composing the Underlying Index or the Index, may adversely affect the value of either Underlying and, therefore, the market value of the Notes.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlyings or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlyings and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of an Underlying is to be determined; if the shares of the Fund are de-listed or if the Fund is liquidated or otherwise terminated, selecting a successor fund or, if no successor fund is available, determining whether to accelerate the Maturity Date; determining whether to adjust any variable described herein in the case of certain events related to the Fund that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Fund; if the Index is discontinued or if the sponsor of the Index fails to publish the Index, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the Notes; and calculating the value of the Index on any date of determination in the event of certain changes in or modifications to the Index. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the values of the Underlyings on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlyings, the component securities held by the Fund and the securities composing the Index;

♦	correlation (or lack of correlation) of the Underlyings;

♦	the time to maturity of the Notes;

♦	the market prices of, and dividend rates on, the Fund and the securities composing the Index;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon a call or at maturity for a $10 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below.* You should not take these examples as an indication or assurance of the expected performance of the Notes. The examples below do not take into account any tax consequences from investing in the Notes. Numbers appearing in the examples below have been rounded for ease of analysis.

Term:	Approximately 14.5 months (unless called earlier at the election of the Issuer)
Coupon Rate:	9.85% per annum (or 0.8208% per month)
Monthly Coupon:	$0.0821 per month
Hypothetical Initial Underlying Value:	$100.00 for the Fund and 100.000 for the Index
Hypothetical Downside Threshold:	$70.00 for the Fund and 70.000 for the Index (which, with respect to each Underlying, is 70.00% of the hypothetical Initial Underlying Value of that Underlying)
Optional Call Notice Dates:	Monthly, beginning on August 3, 2023, as set forth under “Final Terms” in this pricing supplement

*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Underlying Values or Downside Thresholds. The hypothetical Initial Underlying Values of $100.00 for the Fund and 100.000 for the Index have been chosen for illustrative purposes only and do not represent the actual Initial Underlying Values for the Underlyings. The actual Initial Underlying Value and Downside Threshold of each Underlying are set forth on the cover of this pricing supplement. For historical Closing Values of the Underlyings, please see the historical information set forth under the sections titled “Invesco QQQ TrustSM, Series 1” and “Russell 2000® Value Index” below. We cannot predict the Closing Value of either Underlying on any day during the term of the Notes, including on the Final Valuation Date.

The examples below are purely hypothetical. These examples are intended to illustrate (a) the effect of an Issuer-elected call, (b) how the value of the payment at maturity on the Notes will depend on whether the Final Underlying Value of either Underlying is less than its Downside Threshold and (c) how the total return on the Notes may be less than the total return on a direct investment in either or both Underlyings in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per Note over the term of the Notes to the $10 principal amount.

Example 1 — Issuer Elects to Call the Notes on the First Optional Call Notice Date

Date	Payment (per Note)
First Optional Call Notice Date	Issuer elects to call the Notes on the first Optional Call Notice Date, which occurs approximately three months after the Trade Date. Issuer previously paid the Monthly Coupon of $0.0821 on each of the first two Coupon Payment Dates. On the Call Settlement Date (which is the third Coupon Payment Date), Issuer pays principal plus Monthly Coupon of $0.0821.
Payment on Call Settlement Date:	$10.0821 ($10.00 + $0.0821)
Prior Monthly Coupons:	$0.1642 ($0.0821 × 2)
Total:	$10.2463
Total Return:	2.463%

On the first Optional Call Notice Date (which occurs approximately three months after the Trade Date), the Issuer elects to call the Notes. The Issuer will pay you on the Call Settlement Date $10.0821 per Note, which is equal to your principal amount plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

In addition, the Issuer has previously paid the Monthly Coupon of $0.0821 on each of the first two Coupon Payment Dates. Accordingly, the Issuer will have paid a total of $10.2463 per Note for a total return of 2.463% on the Notes.

Example 2 — Notes Are NOT Called and the Final Underlying Value of Each Underlying Is At or Above Its Downside Threshold

Date	Final Underlying Value	Payment (per Note)
Optional Call Notice Dates	N/A	Issuer does NOT elect to call the Notes on any of the Optional Call Notice Dates. Therefore, the Issuer pays the Monthly Coupon of $0.0821 on each of the first fourteen Coupon Payment Dates that occur prior to the Final Valuation Date.
Final Valuation Date	The Fund: $80.00 The Index: 110.000	Notes NOT callable. Final Underlying Value of each Underlying at or above its Downside Threshold; Issuer pays principal plus the final Monthly Coupon of $0.0821 on Maturity Date.
Payment at Maturity:	$10.0821 ($10.00 + $0.0821)
Prior Monthly Coupons:	$1.1494 ($0.0821 × 14)
Total:	$11.2315
Total Return:	12.315%

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Underlying Value of each Underlying is greater than or equal to its Downside Threshold, the Issuer will pay you on the Maturity Date $10.0821 per Note, which is equal to your principal amount plus the final Monthly Coupon.

In addition, the Issuer has previously paid the Monthly Coupon of $0.0821 on each of the first fourteen Coupon Payment Dates that occur prior to the Final Valuation Date. Accordingly, the Issuer will have paid a total of $11.2315 per Note for a total return of 12.315% on the Notes.

Example 3 — Notes Are NOT Called and the Final Underlying Value of At Least One Underlying Is Below Its Downside Threshold

Date	Final Underlying Value	Payment (per Note)
Optional Call Notice Dates	N/A	Issuer does NOT elect to call the Notes on any of the Optional Call Notice Dates. Therefore, the Issuer pays the Monthly Coupon of $0.0821 on each of the first fourteen Coupon Payment Dates that occur prior to the Final Valuation Date.
Final Valuation Date	The Fund: $110.00 The Index: 45.000	Notes NOT callable. Final Underlying Value of the Index below its Downside Threshold. On the Maturity Date, the Issuer will pay the final Monthly Coupon, but will repay less than the principal amount, resulting in a percentage loss of principal equal to the decline of the Lesser Performing Underlying.
Payment at Maturity:	$4.5821 ($4.50 + $0.0821)
Prior Monthly Coupons:	$1.1494 ($0.0821 × 14)
Total:	$5.7315
Total Return:	-42.685%

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Underlying Value of at least one Underlying is less than its Downside Threshold on the Final Valuation Date, at maturity, the Issuer will pay the final Monthly Coupon, but will repay less than the principal amount, resulting in a loss of principal proportionate to the decline of the Lesser Performing Underlying. The payment at maturity will be calculated as follows:

[$10 × (1 + Underlying Return of the Lesser Performing Underlying)] + final Monthly Coupon

Step 1: Calculate the Underlying Return of each Underlying:

Underlying Return of the Fund:

Final Underlying Value – Initial Underlying Value	=	$110.00 – $100.00	= 10.00%
Initial Underlying Value		$100.00

Underlying Return of the Index:

Final Underlying Value – Initial Underlying Value	=	45.000 – 100.000	= -55.00%
Initial Underlying Value		100.000

Step 2: Determine the Lesser Performing Underlying: The Index is the Underlying with the lower Underlying Return.

Step 3: Calculate the Payment at Maturity:

[$10 × (1 + Underlying Return of the Lesser Performing Underlying)] + final Monthly Coupon

= [$10 × (1 + -55.00%)] + $0.0821

= $4.50 + $0.0821

= $4.5821

In addition, the Issuer has previously paid the Monthly Coupon of $0.0821 on each of the first fourteen Coupon Payment Dates that occur prior to the Final Valuation Date. Accordingly, the Issuer will have paid a total of $5.7315 per Note for a total return of -42.685% on the Notes.

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Put Options and Deposits” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes. Our special tax counsel believes that it is reasonable to treat a Note for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the Lesser Performing Underlying, secured by a cash deposit equal to the initial issue price of the Notes (the “Deposit”), which will have an annual yield based on our cost of borrowing, as shown below. If this treatment is respected, only a portion of each Monthly Coupon will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Assuming the treatment and allocation described above are respected, interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to the taxable disposition of the Notes (including upon early redemption or at maturity). Assuming that you are an initial purchaser of Notes purchasing the Notes at the initial issue price for cash, (i) if your Notes are called or held to maturity and the Put Option expires unexercised (i.e., you receive a cash payment—not including the final Monthly Coupon—at maturity equal to the amount of the Deposit), you will recognize short-term capital gain in an amount equal to the total Put Premium received, and (ii) if, instead, the Put Option is deemed to be exercised at maturity (i.e., you receive a cash payment at maturity—not including the final Monthly Coupon—that is less than the amount of the Deposit), you will recognize short-term capital gain or loss in an amount equal to the difference between (x) the total Put Premium received and (y) the cash settlement value of the Put Option (i.e., the amount of the Deposit minus the cash you receive at maturity, not including the final Monthly Coupon).

There are, however, other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt for the Notes, in which case the timing and character of your income or loss could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the Notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of Notes at the initial issue price should also consult their tax advisors with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the Deposit and the Put Option.

The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871 (m) instruments issued prior to January 1, 2025 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

Consistent with the position described above, below are the portions of each Monthly Coupon that we intend, in determining our reporting responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:

Coupon Rate per Annum	Interest on Deposit per Annum	Put Premium per Annum
9.85%	5.16%	4.69%

Invesco QQQ TrustSM, Series 1

According to publicly available information, the Invesco QQQ TrustSM, Series 1 (the “Fund”) is a registered investment company that seeks to track the investment results, before fees and expenses, of the Nasdaq-100 Index® (the “Underlying Index”). The Underlying Index is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. For more information about the Fund, see “Exchange-Traded Funds—The Invesco QQQ TrustSM, Series 1” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the Fund from January 2, 2008 through May 2, 2023, based on the daily Closing Values of the Fund. The Closing Value of the Fund on May 2, 2023 was $319.38. The dotted line represents the Downside Threshold of $223.57, which is equal to 70.00% of the Initial Underlying Value of the Fund.

We obtained the Closing Values of the Fund from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the Fund should not be taken as an indication of future performance. Future performance of the Fund may differ significantly from historical performance, and no assurance can be given as to the Closing Value of the Fund during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the Fund will not result in a loss of your principal amount. The Closing Values below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Russell 2000® Value Index

The Russell 2000® Value Index (the “Index”) measures the capitalization-weighted price performance of the stocks included in the Russell 2000® Index that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted and historical growth. The Russell 2000® Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the Index, see “Indices—The Russell Style Indices” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the Index from January 2, 2008 through May 2, 2023, based on the daily Closing Values of the Index. The Closing Value of the Index on May 2, 2023 was 1,952.698. The dotted line represents the Downside Threshold of 1,366.889, which is equal to 70.00% of the Initial Underlying Value of the Index.

We obtained the Closing Values of the Index from Bloomberg, without independent verification. Historical performance of the Index should not be taken as an indication of future performance. Future performance of the Index may differ significantly from historical performance, and no assurance can be given as to the Closing Value of the Index during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the Index will not result in a loss of your principal amount.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Correlation of the Underlyings

The following graph sets forth the historical performances of the Invesco QQQ TrustSM, Series 1 and the Russell 2000® Value Index from January 2, 2008 through May 2, 2023, based on the daily Closing Values of the Underlyings. For comparison purposes, each Underlying has been normalized to have a Closing Value of $100.00 or 100.000, as applicable, on January 2, 2008 by dividing the Closing Value of that Underlying on each day by the Closing Value of that Underlying on January 2, 2008 and multiplying by 100.00.

We obtained the Closing Values used to determine the normalized Closing Values set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Values of the Underlyings during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will not result in a loss of your principal amount. The Closing Values below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

PAST PERFORMANCE AND CORRELATION OF THE UNDERLYINGS ARE NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each Underlying relative to each other over the time period shown and provides an indication of how close the relative performance of each Underlying has historically been to the other Underlying. However, the graph does not provide a precise measurement of the correlation of the Underlyings. Moreover, any historical correlation of the Underlyings is not indicative of the degree of correlation of the Underlyings, if any, that will be experienced over the term of the Notes.

The lower (or more negative) the correlation between the Underlyings, the less likely it is that the Underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of the Underlyings to close below its Downside Threshold on the Final Valuation Date. This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. However, even if the Underlyings have a higher positive correlation, one or both of the Underlyings might close below its Downside Threshold on the Final Valuation Date, as both of the Underlyings may decrease in value together.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss of principal at maturity. The correlation referenced in setting the terms of the Notes is calculated using our internal models and is not derived from the returns of the Underlyings over the period set forth above. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of May 23, 2022, filed as an exhibit to the Registration Statement on Form F-3ASR by Barclays Bank PLC on May 23, 2022, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated May 23, 2022, which has been filed as an exhibit to the Registration Statement referred to above.